EXHIBIT 5.2

April 19, 2002

Consolidated Freightways Corporation
16400 S.E. CF Way
Vancouver, WA 98683

I am General Counsel of Consolidated Freightways Corporation (the “Company”) and am rendering this opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,500,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”) pursuant to its Consolidated Freightways Corporation Stock and Savings Plan (the “Plan”).

In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such other documents, records certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that:

1.  The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

2.  The Shares, when and if sold in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STEPHEN D. RICHARDS
Stephen D. Richards Senior Vice President and General Counsel Consolidated Freightways Corporation